EXHIBIT 99.1

Bram Goldsmith to Step Down as Chairman of City National Corporation; Will Continue to Serve as Chairman Emeritus

LOS ANGELES, Sept. 30, 2013 (GLOBE NEWSWIRE) -- Bram Goldsmith and City National Corporation today announced that he will step down as chairman of the corporation, effective October 1, 2013, but will continue to serve on the board as chairman emeritus.

Goldsmith, who turned 90 this year, also will remain active as a member of the company's senior management team and Executive Committee, working full-time with clients, colleagues and community representatives.

Goldsmith was elected to the company's board of directors in 1964, and he served as its CEO from 1975 to 1995. In that time, City National's assets grew from $600 million to $3.3 billion.

To ensure continuity, City National's board has named Russell Goldsmith, the corporation's CEO for 18 years, to serve as its chairman. He is currently chairman and CEO of City National Bank and president and CEO of City National Corporation.

"This seems to me to be the appropriate time to make the transition," Bram said. "The company is in excellent hands, and I'm very pleased that Russell will succeed me as chairman of the corporation. City National has been – and will continue to be – a huge part of my life, and I know its best days are still to come."

About City National

City National Bank is the wholly owned subsidiary of City National Corporation (NYSE:CYN). It is backed by $27.4 billion in total assets, and provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. The company and its investment affiliates manage or administer $59.1 billion in client investment assets. City National is the 24th largest American commercial bank, and it has been profitable in every quarter for the past 20 years.

CONTACT: Financial/Investors
         Christopher J. Carey, City National, 310.888.6777
         Chris.Carey@cnb.com

         Media
         Cary Walker, City National, 213.673.7615
         Cary.Walker@cnb.com